Exhibit 99.1

August 16, 2022

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN AND TWENTY-SIX WEEKS ENDED JULY 2, 2022

Cranford, New Jersey — August 16, 2022 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) issued its results for the thirteen and twenty-six weeks ended July 2, 2022 today.

Tofutti Brands reported net sales of $2,979,000 for the thirteen weeks ended July 2, 2022 compared to net sales of $3,027,000 for the thirteen weeks ended July 3, 2021. Sales of our vegan cheese products increased slightly to $2,526,000 in the thirteen weeks ended July 2, 2022 from $2,497,000 in the thirteen weeks ended July 3, 2021. Sales of our frozen dessert and frozen food products, which consist primarily of frozen dessert products, decreased to $453,000 in the thirteen weeks ended July 2, 2022 from $530,000 for the thirteen weeks ended July 3, 2021. We anticipate an increase in sales dollars over the balance of the current fiscal year as the price increases we implemented take effect.

Our gross profit decreased significantly to $525,000 for the thirteen weeks ended July 2, 2022 from $758,000 for the thirteen weeks ended July 3, 2021. Our gross profit percentage was 18% for the thirteen weeks ending July 2, 2022 compared to 25% for the thirteen weeks ending July 3, 2021. The decrease in both our gross profit and gross profit percentage were caused by the substantial increases in certain ingredients and freight expense. These substantial cost increases were due primarily to the lingering supply chain issues caused by the Covid-19 pandemic and the record high cost of petroleum. Besides causing substantial increases in our freight expenses, the high cost of petroleum has also directly impacted the costs of certain ingredients and packaging such as the plastic packaging we use for our spreadable cheese products. Our gross profit dollars and gross profit percentage were also negatively impacted by an increase in our sales promotion and allowance expenses to $403,000 in the second quarter of this year as compared to $336,000 in the second quarter of prior fiscal year. We anticipate that our gross profit dollars and gross profit percentage will continue to be negatively affected for the balance of fiscal year 2022.

We had a net loss of $208,000, or a $0.04 loss per share (basic and diluted), for the thirteen weeks ended July 2, 2022 compared to net income of $28,000, or $0.01 (basic and diluted) per share, for the thirteen weeks ended July 3, 2021.

As of July 2, 2022, we had approximately $1,176,000 in cash and our working capital was approximately $4,259,000, compared with approximately $1,698,000 in cash and working capital of $4,326,000 at January 1, 2022. The decrease in cash during the twenty-six weeks ended July 2, 2022 was primarily due to reduced accounts receivable collections and increased inventory on hand.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “We look forward to improved results in the second half of 2022 as the price increases we have announced take effect and expect that our cash position will also improve.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended July 2, 2022	Thirteen weeks ended July 3, 2021	Twenty-six weeks ended July 2, 2022	Twenty-six weeks ended July 3, 2021

Net sales	$2,979	$3,027	$6,442	$6,177
Cost of sales	2,454	2,269	5,060	4,418
Gross profit	525	758	1,382	1,759

Operating expenses:
Selling and warehouse	309	303	573	627
Marketing	111	66	267	135
Research and development	42	36	82	75
General and administrative	349	319	686	766
	811	724	1,608	1,603

Income (loss) from operations	(286)	34	(226)	156

Other income:
SBA loan forgiveness	—	—	165	—

Income (loss) before interest expense and income taxes	(286)	34	(61)	156
Interest expense	—	6	—	12
(Loss) income before income tax	(286)	28	(61)	144
Income tax expense	(78)	—	(58)	36

Net income (loss)	$(208)	$28	$(3)	$108

Weighted average common shares outstanding:
Basic	5,154	5,154	5,154	5,154
Diluted	5,154	5,436	5,154	5,436

Earnings (loss) per common share:
Basic	$(0.04)	$0.01	$(0.00)	$0.02
Diluted	$(0.04)	$0.01	$(0.00)	$0.02

TOFUTTI BRANDS INC.

Unaudited Condensed Balance Sheets

(in thousands, except share and per share figures)

	July 2, 2022	January 1, 2022
Assets
Current assets:
Cash	$1,176	$1,698
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $465 and $435, respectively	1,122	1,336
Inventories	2,574	1,874
Prepaid expenses and other current assets	41	98
Total current assets	4,913	5,006

Operating lease right-of-use assets	147	203
Deferred tax assets	174	112
Other assets	19	21
Total assets	$5,253	$5,342

Liabilities and Stockholders’ Equity
Current liabilities:
SBA loan payable	$—	$165
Income taxes payable	43	46
Accounts payable	231	122
Accrued expenses	380	347
Total current liabilities	654	680

Operating lease liabilities	35	95
Total liabilities	689	775

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	207	207
Retained earnings	4,305	4,308
Total stockholders’ equity	4,564	4,567
Total liabilities and stockholders’ equity	$5,253	$5,342